Exhibit 1.3

THERATECHNOLOGIES INC.

(the “Corporation”)

BY-LAW NO. 4

ADVANCE NOTICE BY-LAW

Introduction

The Corporation is committed to (i) facilitating an orderly and efficient process for holding annual general meetings and, when the need arises, special meetings of its shareholders; (ii) ensuring that all shareholders receive adequate advance notice of the director nominations and sufficient information regarding all director nominees; and (iii) allowing shareholders to register an informed vote for directors of the Corporation after having been afforded reasonable time for appropriate deliberation.

Objectives

The purpose of this advance notice by-law (the “By-Law”) is to provide shareholders, directors and management of the Corporation with a clear framework for nominating directors of the Corporation. This By-Law fixes a deadline by which director nominations must be submitted by a shareholder to the Corporation prior to any annual or special meeting of shareholders, and sets forth the information that a shareholder must include in the notice to the Corporation for the notice to be in proper written form in order for any director nominee to be eligible for election at any annual or special meeting of shareholders.

It is the position of the Corporation that this By-Law is in the best interest of the Corporation, its shareholders and other stakeholders. This By-Law may be subject to annual review at the discretion of the board of directors of the Corporation (the “Board”), and will reflect changes as required by Applicable Securities Laws (as defined below) or stock exchanges policies, or so as to meet industry standards.

Interpretation

In this By-Law, unless the context otherwise requires:

“Act” means the Business Corporations Act (Québec), including the regulations under the Act, as amended form time to time;

“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such legislation and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;

“Business Day” means any day excluding Saturday and Sunday or any other day which in Montréal, Québec, is a legal holiday; and

“public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

Nomination of Directors

1.

Nomination Procedures. Subject only to the Act and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board may be made at any annual meeting of shareholders, or at any special meeting of shareholders, if one of the purposes for which the special meeting was called is the election of directors. Such nominations may be made:

a.	by or at the direction of the Board, including pursuant to a notice of meeting;

b.	by or at the direction or request of one or more shareholders pursuant to a proposal or a requisition made in accordance with the provisions of the Act; or

c.

by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided for below in this By-Law and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this By-Law.

2.

Timely Notice. In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the head office of the Corporation.

3.	Timeliness. To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

a.

in the case of an annual meeting of shareholders, not less than thirty (30) days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

b.

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the date on which the first public announcement of the date of the meeting was made.

4.	Proper Form of Timely Notice. To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

a.

as to each person (a “Proposed Nominee”) whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the Proposed Nominee; (B) the principal occupation or employment of the Proposed Nominee; (C) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the Proposed Nominee as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (D) any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

b.

as to the Nominating Shareholder giving the notice: (A) the name and address of the Nominating Shareholder and (B) any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws.

The Corporation may require any Proposed Nominee to furnish such other information, including a written consent to act, as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.

5.

Eligibility. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this By-Law; provided, however, that nothing in this By-Law shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The Chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

6.

Delivery of Notice. Notwithstanding any other provision of this By-Law, notice given to the Corporate Secretary of the Corporation pursuant to this By-Law may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Corporate Secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the aforesaid address) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary at the address of the head office of the Corporation; provided that if such delivery, transmission or electronic communication is made on a day which is a not a Business Day or later than 5:00 p.m. (Eastern time) on a day which is a Business Day, then such delivery, transmission or electronic communication shall be deemed to have been made on the subsequent day that is a Business Day.

7.	Board Discretion. Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement of this By-Law.